Exhibit 10.4

2018 Annual Incentive Plan

This document sets forth the SpartanNash Company Annual Incentive Plan “AIP” for the 2018 fiscal year ending December 29, 2018 (“2018 Plan Year”).

1.Authority and Administration. This AIP is authorized and administered by the Compensation Committee of the Board of Directors of SpartanNash Company. This AIP will be administered under the Executive Cash Incentive Plan of 2015 for any Participant who was a “named executive officer” in the Company’s proxy statement or Annual Report on Form 10-K for fiscal 2017, or who was serving as Executive Vice President or any more senior position as of the end of the 90th day of fiscal 2018. For all other Participants, this AIP will be administered under the Cash Incentive Plan of 2010. This AIP will be subject to the terms and conditions of the applicable Plan (which are incorporated into this document by reference). If there is any conflict between the terms of the applicable Plan and this AIP, the terms of the applicable Plan will control. Capitalized terms not defined in this letter have the meanings given to them in the applicable Plan.

2.Target Award Amount. Each Participant’s threshold, target and maximum AIP award opportunity will be communicated to him or her separately in writing. AIP award opportunities will be expressed as a percentage of base compensation. For the purposes of this AIP, “base compensation” means (a) an associate’s annual base salary (or hourly rate multiplied by 2,080 hours) as of the last day of the 2018 Plan Year for salaried (exempt) associates, and (b) all earnings (including regular time, overtime and vacation) for the 2018 Plan Year for hourly (non-exempt) associates.

3.Performance Metrics. No portion of an AIP award will be earned unless SpartanNash achieves the threshold level of performance of Adjusted Consolidated Net Earnings (“CNE”)1. If the threshold level of adjusted CNE is achieved, each AIP award will be paid to the extent SpartanNash achieves at least the threshold level of performance for the applicable performance measurement, the Participant’s business unit achieves financial  goals (as applicable), and the Participant achieves strategic goals (if any). In addition, the Participant must otherwise satisfy the requirements of this AIP and the applicable Plan. Each Participant will be notified in writing of the Performance Metrics s/he must achieve against.

4. Payout Scale for Corporate Metrics. For corporate performance metrics, AIP awards payouts will be earned according to the payout scales below. SpartanNash must achieve the threshold level of performance for CNE for any payout of any portion of an AIP award.

Performance level	Adj. Consolidated Net Earnings % of Budget	Payout % of Target
-	<80.0%	0.0%
Threshold	80.0%	10.0%
-	85.0%	32.5%
-	90.0%	55.0%
-	95.0%	77.5%
Target	100.0%	100.0%
-	104.0%	124.5%
-	108.0%	149.1%
-	112.0%	173.6%
Maximum	>=116.3%	200.0%

Performance level	Net Sales % of Budget	Payout % of Target
-	<95.00%	0.0%
Threshold	95.00%	20.0%
-	96.25%	40.0%
-	97.50%	60.0%
-	98.75%	80.0%
Target	100.00%	100.0%
-	101.25%	125.0%
-	102.50%	150.0%
-	103.75%	175.0%
Maximum	>=105.00%	200.0%

5.Business Unit and Strategic Goals. Each Participant may have a combination of Corporate Metrics, business unit financial goals, and strategic goals. For business unit and  strategic goals, the Board of Directors will establish goals for the CEO; the CEO will establish goals for SVPs and EVPs, and SVPs/EVPs will establish goals for VP level associates and below. Target payouts and scales will vary by business unit and individual.

a)	No business unit financial goals may be paid unless SpartanNash achieves the threshold level of performance CNE.
b)	No strategic goals may be paid unless SpartanNash achieves at least to the 70% level of performance of CNE.
c)	Any business unit or strategic goal will be capped at 200% maximum payout
d)	Any strategic goal payout will be no more than 100 percentage points higher than the corporate financial performance payout.

6. Clawback. All payouts under the AIP are subject to the Company’s “clawback” policy for the recovery of incentive compensation.

7.Termination. Except as provided in any Employment Agreement or Executive Severance Agreement:

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a)

If an associate terminates employment during the 2018 Plan Year due to Retirement, Total Disability or death, then any earned portion of an AIP award will be prorated based on the number of weeks the associate was employed during the 2018 Plan Year.

b)

Upon a change in control of the Company before the end of the 2018 Plan Year, associates will earn an incentive payout equal to the greater of the target award or the projected award, with the projected award to be determined by estimating the actual performance as of the end of the 2018 Plan Year based on actual performance in the 2018 Plan Year as of the date of the change in control. The amount of incentive payout will be prorated based on the number of completed weeks in the 2018 Plan Year prior to the change in control. If a change in control occurs after the end of the 2018 Plan Year but prior to payout, any earned incentive award would be paid no later than the 15th day of the third month following the change in control.

c)

An associate whose employment is terminated as part of an involuntary reduction in force (“RIF”), or whose position is eliminated, is eligible to receive a prorated payout based on the termination date.

8.	Plan Eligibility.

a)	Associates must be hired or promoted into a full-time eligible role on or before October 1 of the 2018 Plan Year to be eligible for an AIP award opportunity.

b)	Associates must be employed in a full-time eligible role on the last day of the 2018 Plan Year and on the payout date to be eligible for an AIP award payout.

c)

AIP awards will be prorated for participants who are promoted into an AIP eligible position after the beginning of the 2018 Plan Year and have a minimum of three months of plan participation. Proration is based on the number of weeks in the 2018 Plan Year the associate worked in an AIP eligible position. Working any day in a week will count towards proration for AIP purposes.

d)

Associates who move from one AIP eligible position to another with a greater AIP target opportunity (or vice versa), or from an AIP eligible position to an ineligible position, will receive a prorated payout (if one is earned) that multiplies the target(s) times the number of weeks the associate worked in the position eligible for that target opportunity.

e)

Associates on a non-FMLA leave will receive a prorated portion of any earned AIP award based on actual weeks worked during the 2018 Plan Year. Associates who are on any type of leave at the beginning of the 2018 Plan Year and who terminate employment prior to returning to work will not be eligible for an award.

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Consolidated Net Earnings are adjusted for (a) asset write downs. (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary non recurring items as described in ASC 225-20 Presentation-Income Statement – Extraordinary and Unusual Items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year(s), (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items.

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